NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 22, 2015, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 8, 2015 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between TAPBC Acquisition Inc. an indirect wholly-owned subsidiary of Respol S.A. and Talisman Energy Inc. became effective before the opening on May 8, 2015. Each share of Common Stock of Talisman Energy Inc. was converted for $8.00 in cash, without interest and less any applicable withholding taxes, for each share of Talisman Energy Inc. Common Shares held. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 8, 2015.